Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of Digital Cinema Destinations Corp. on Form S-1 (No. 333-178648) to be filed on or about February 13, 2012, of our report dated February 13, 2012, on our audits of the financial statements of Lisbon Theaters, Inc. as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Edison, New Jersey
February 13, 2012